SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14D-9

SOLICITATION/ RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 53)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.

(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

Daniel Cooperman, Senior Vice President, General Counsel and Secretary
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000
(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

Copies to:

Douglas D. Smith, Esq.

Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

      The purpose of this amendment is to amend and supplement Items 3, 6 and 8 in the Solicitation/ Recommendation Statement on Schedule 14D-9 previously filed by PeopleSoft, Inc. (“PeopleSoft” or the “Company”) on June 12, 2003 and subsequently amended.

Item 3.	Past Contacts, Transactions, Negotiations and Agreements.

     Item 3 is hereby amended and supplemented as follows:

On December 31, 2004, certain former executive officers of the Company signed separation and release agreements in order to obtain benefits under the Company’s pre-existing executive severance policies. The officers included Kevin Parker, the Company’s former co-President and Chief Financial Officer, and Phil Wilmington, the Company’s former co-President. In accordance with the terms of the Company’s existing executive severance policy (as most recently filed as Exhibit 10.8 to the Company’s 10-Q for the quarter ended September 30, 2004 and described in previous Company filings), if the executive does not revoke the release during the limited period of time as set forth in the agreement, each of these executives receives the following benefits:

•	a lump sum severance payment equal to 24 months of base salary and target bonus, as defined in the severance policy;

•	accelerated vesting of all stock options held by the individual;

•	a lump sum cash payment equal to the aggregate value of all restricted stock awards held by the individual, which will be surrendered to the Company; and

•	reimbursement for health benefits coverage for 24 months.

The amounts of these benefits have not yet been finalized but will be based on the following compensation information prior to the termination of their employment: base salary of $750,000 for Mr. Parker and $750,000 for Mr. Wilmington. Mr. Parker’s release agreement also addresses payment of a retention bonus previously granted to him by the Compensation Committee of the Company in January of 2004.

Item 6.	Interest in Securities of the Subject Company.

      Item 6 is hereby amended and supplemented as follows:

Except as described below and except as disclosed in the Schedule 14D-9 previously filed by the Company, as subsequently amended, no transactions with respect to the Common Stock of the Company have been effected by the Company or, to the Company’s knowledge, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days.

		Nature of	Number Shares of
Name	Date of Transaction	Transaction	Common Stock	Purchase/Sale Price
A. George “Skip” Battle	12/29/04	Sale (1)	1,066	$26.50
Michael Gregoire	12/29/04	Sale (1)	75,273	$26.50
Stanley Swete	12/29/04	Sale (1)	5,847	$26.50
Steven D. Goldby	1/03/05	Exercise of Stock Options	110,000 (2)	$15.20-$24.31
Steven D. Goldby	1/03/05	Sale	110,000	$26.48

(1)	Shares tendered pursuant to Oracle Tender Offer.

(2)	The shares were acquired at the following option exercise prices: 6,250 shares at $22.10; 6,250 shares at $15.20; 6,250 shares at $16.72; 6,250 shares at $18.23; 6,250 shares at $16.62; 6,250 shares at $19.09; 6,250 shares at $20.79; 6,250 shares at $19.01; 6,250 shares at $16.53; 6,250 shares at $16.54; 6,250 shares at $22.54; and 41,250 shares at $24.31.

Item 8.	Additional Information.

      Item 8 is hereby amended and supplemented as follows:

     On January 4, 2005, Oracle Corporation (“Oracle”) extended the subsequent offering period previously described in this Schedule 14D-9 until 8:00 p.m. New York City time on Thursday, January 6, 2005. Upon the expiration of the extended subsequent offering period, Pepper Acquisition Corp., a wholly owned subsidiary of Oracle (“Merger Sub”), announced that approximately 388,679,045 shares of Company Common stock were validly tendered and accepted for payment by Merger Sub pursuant to the $26.50 Offer, including the initial tender offer period which expired at Midnight New York City time on December 28, 2004 and the extended subsequent offering period, representing approximately 97% of the shares of Company Common Stock outstanding.

     On January 7, 2005, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of December 12, 2004 among the Company, Oracle and Merger Sub, Merger Sub was merged with and into the Company (the “Merger”) and each outstanding share of Company Common Stock not purchased pursuant to the $26.50 Offer, including the extended subsequent offering period (other than shares held by the Company, Oracle, Merger Sub or stockholders who properly perfect appraisal rights under Delaware law), was converted into the right to receive $26.50 per share in cash, without interest. As a result of the Merger, the Company is now a wholly owned subsidiary of Oracle.

Item 9.	Materials to Be Filed as Exhibits

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003(1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003)(1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders(2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)(3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing)(3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing)(4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)(4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)(4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)(4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office(4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003(4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)

Exhibit No.	Document

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)(5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)(5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)(5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)(5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)(5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing)(6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing)(6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing)(6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)(6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)(6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing)(6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing)(6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)(6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)(6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing)(7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing)(7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing)(7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003(9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003(9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003(9)

Exhibit No.	Document

(a)(53)	PeopleSoft Analyst Day Power Point presentation materials(9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures(9)
(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003(10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda(11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003(12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003(13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003(15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003(16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004(16)
(a)(63)	E-mail sent to PeopleSoft employees(17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004(17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004(17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004(17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004(17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda(17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer(17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike(17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004(17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004(18)
(a)(73)	Message sent to PeopleSoft employees(18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004(19)
(a)(75)	Letter to employees dated February 9, 2004(19)
(a)(76)	Letter to customers dated February 9, 2004(19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004(20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004(20)
(a)(79)	Investor presentation materials(20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004(20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004(20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004(20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint(20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint(20)
(a)(85)	Letter to stockholders dated March 3, 2004(20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)

Exhibit No.	Document

(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29, 2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)
(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(118)	E-mail sent to PeopleSoft employees on October 18, 2004(41)
(a)(119)	Excerpts from transcript of conference call held by PeopleSoft on October 21, 2004(41)
(a)(120)	Press release issued by PeopleSoft on October 26, 2004(41)
(a)(121)	Press release issued by PeopleSoft on November 1, 2004(42)
(a)(122)	Press release issued by PeopleSoft on November 10, 2004(43)
(a)(123)	Transcript of conference call held by PeopleSoft on November 10, 2004(43)
(a)(124)	Letter sent to PeopleSoft employees on November 10, 2004(43)
(a)(125)	Letter sent to PeopleSoft customers on November 10, 2004(43)
(a)(126)	Press release issued by PeopleSoft on November 11, 2004(43)
(a)(127)	Investor presentation materials(43)
(a)(128)	Investor presentation materials(44)
(a)(129)	E-mail sent to PeopleSoft employees on November 15, 2004(44)
(a)(130)	Press release issued by PeopleSoft on November 16, 2004(44)
(a)(131)	Letter sent to Larry Ellison, Chief Executive Officer of Oracle Corporation, on November 18, 2004(45)
(a)(132)	E-mail sent to PeopleSoft employees on November 17, 2004(46)

Exhibit No.	Document

(a)(133)	Press release issued by PeopleSoft on November 20, 2004(47)
(a)(134)	Press release issued by PeopleSoft on November 20, 2004(47)
(a)(135)	Letter sent to PeopleSoft employees on November 20, 2004(47)
(a)(136)	Letter sent to PeopleSoft customers on November 20, 2004(47)
(a)(137)	Press release issued by PeopleSoft on November 24, 2004(48)
(a)(138)	Letter sent to PeopleSoft employees on November 24, 2004(48)
(a)(139)	Press release issued by PeopleSoft on December 10, 2004(49)
(a)(140)	Investor presentation materials (also previously filed under cover of Schedule 14A by PeopleSoft on December 7, 2004)(49)
(a)(141)	Press release issued by PeopleSoft on December 13, 2004 (incorporated by reference to exhibit 99.1 to PeopleSoft’s Current Report on Form 8-K, filed with the SEC December 13, 2004)(50)
(a)(142)	Joint letter from Oracle Corporation and PeopleSoft to PeopleSoft stockholders dated December 15, 2004(50)
(a)(143)	Opinion of Citigroup Global Markets Inc. dated December 12, 2004(50)
(a)(144)	Opinion of Goldman, Sachs & Co. dated December 12, 2004(50)
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders(1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999)(1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001)(1)
(e)(4)	Executive Severance Policy — Executive Vice Presidents, effective as of January 1, 2003(8)
(e)(5)	Executive Severance Policy — Senior Vice Presidents, effective as of January 1, 2003(8)
(e)(6)	Terms of Customer Assurance Program (revised)(10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) +(11)
(e)(7)	Form of letter sent to customers(11)
(e)(8)	Terms of Customer Assurance Program(11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft(11)
(e)(10)	Terms of Customer Assurance Program (extension term)(12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc.(17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders(22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy — Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy — Senior Vice Presidents, amended as of June 14, 2004(29)

Exhibit No.	Document

(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the ‘The Government Rests‘ weblog posting(31)
(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(32)	Amended Executive Severance Policy — Presidents, Co-Presidents and Executive Vice Presidents, amended as of October 1, 2004 (incorporated by reference to Exhibit 10.8 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)(43)
(e)(33)	Amended Executive Severance Policy — Senior Vice Presidents, amended as of September 15, 2004 (incorporated by reference to Exhibit 10.9 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)(43)
(e)(34)	Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder(50)
(e)(35)	Agreement and Plan of Merger dated as of December 12, 2004 among PeopleSoft, Oracle Corporation and Pepper Acquisition Corp.(50)
(e)(36)	Consulting Agreement dated as of December 6, 2004 by and between PeopleSoft and Aneel Bhusri(50)
(e)(37)	Confidentiality Agreement dated December 11, 2004, by and between PeopleSoft and Oracle Corporation(50)
(e)(38)	Termination of Consulting Agreement by and between PeopleSoft, Inc. and Aneel Bhusri (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on December 28, 2004)(51)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

†	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 10, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.

(40)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 41 to Schedule 14D-9 filed with the SEC October 18, 2004.

(41)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 42 to Schedule 14D-9 filed with the SEC October 29, 2004.

(42)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 43 to Schedule 14D-9 filed with the SEC November 2, 2004.

(43)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 44 to Schedule 14D-9 filed with the SEC November 12, 2004.

(44)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 45 to Schedule 14D-9 filed with the SEC November 18, 2004.

(45)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 46 to Schedule 14D-9 filed with the SEC November 18, 2004.

(46)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 47 to Schedule 14D-9 filed with the SEC November 18, 2004.

(47)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 48 to Schedule 14D-9 filed with the SEC November 22, 2004.

(48)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 49 to Schedule 14D-9 filed with the SEC November 26, 2004.

(49)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 50 to Schedule 14D-9 filed with the SEC December 10, 2004.

(50)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 51 to Schedule 14D-9 filed with the SEC December 15, 2004.

(51)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 52 to Schedule 14D-9 filed with the SEC December 30, 2004.

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

By:	/s/ Daniel Cooperman

Daniel Cooperman
Senior Vice President, General Counsel and Secretary

Date: January 7, 2005

EXHIBIT INDEX

Exhibit No.	Document

(a)(1)	Press release issued by PeopleSoft on June 12, 2003(1)
(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003)(1)
(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders(2)
(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)(3)
(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing)(3)
(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing)(4)
(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(4)
(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)(4)
(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)(4)
(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)(4)
(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)(4)
(a)(17)	Press release issued by the Connecticut Attorney General’s Office(4)
(a)(18)	Press release issued by PeopleSoft on June 20, 2003(4)
(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)
(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)(5)

Exhibit No.	Document

(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25,
2003 425 filing)(5)
(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)(5)
(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)(5)
(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)(5)
(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)(5)
(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)(5)
(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)(5)
(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing)(6)
(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing)(6)
(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing)(6)
(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)(6)
(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)(6)
(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing)(6)
(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing)(6)
(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)(6)
(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)(6)
(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing)(7)
(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing)(7)
(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing)(7)
(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(7)
(a)(49)	Press release issued by PeopleSoft on August 29, 2003(9)
(a)(50)	Press release issued by PeopleSoft on September 4, 2003(9)
(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(9)
(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003(9)
(a)(53)	PeopleSoft Analyst Day Power Point presentation materials(9)
(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures(9)

Exhibit No.	Document

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003(10)
(a)(56)	Order entered by the Superior Court of California, County of Alameda(11)
(a)(57)	Press release issued by PeopleSoft on November 17, 2003(12)
(a)(58)	Press release issued by PeopleSoft on December 2, 2003(13)
(a)(59)	Second Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda(14)
(a)(60)	Text of background information provided to PeopleSoft sales force to respond to customer inquiries following Oracle statements of November 24, 2003(15)
(a)(61)	Press release issued by PeopleSoft on December 19, 2003(16)
(a)(62)	Press release issued by PeopleSoft on January 12, 2004(16)
(a)(63)	E-mail sent to PeopleSoft employees(17)
(a)(64)	Letter to the Wall Street Journal dated January 22, 2004(17)
(a)(65)	Press release issued by PeopleSoft on January 24, 2004(17)
(a)(66)	Press release issued by PeopleSoft on January 30, 2004(17)
(a)(67)	Excerpts from transcript of conference call held by PeopleSoft on January 29, 2004(17)
(a)(68)	Order entered by the Superior Court of California, County of Alameda(17)
(a)(69)	Oracle and Pepper Acquisition Corp. Notice of Demurrer and Demurrer(17)
(a)(70)	Oracle and Pepper Acquisition Corp. Notice of Motion to Strike and Motion to Strike(17)
(a)(71)	Advertisement placed by PeopleSoft on February 3, 2004(17)
(a)(72)	Press release issued by PeopleSoft on February 4, 2004(18)
(a)(73)	Message sent to PeopleSoft employees(18)
(a)(74)	Press release issued by PeopleSoft on February 9, 2004(19)
(a)(75)	Letter to employees dated February 9, 2004(19)
(a)(76)	Letter to customers dated February 9, 2004(19)
(a)(77)	E-mail sent to PeopleSoft employees on February 25, 2004(20)
(a)(78)	E-mail sent to PeopleSoft employees on February 27, 2004(20)
(a)(79)	Investor presentation materials(20)
(a)(80)	Press release issued by PeopleSoft on February 10, 2004(20)
(a)(81)	Press release issued by U.S. Department of Justice on February 26, 2004(20)
(a)(82)	Press release issued by PeopleSoft on February 26, 2004(20)
(a)(83)	Order entered by the Superior Court of California, County of Alameda, overruling Defendants’ Demurrer to Plaintiffs’ Second Amended Complaint(20)
(a)(84)	Order entered by the Superior Court of California, County of Alameda, denying Defendants’ Motion to Strike Portions of Plaintiffs’ Second Amended Complaint(20)
(a)(85)	Letter to stockholders dated March 3, 2004(20)
(a)(86)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 4, 2004(21)
(a)(87)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 9, 2004(21)
(a)(88)	OneVoice e-mail newsletter sent to PeopleSoft employees on March 12, 2004(21)
(a)(89)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(90)	Press release issued by PeopleSoft on March 12, 2004(21)
(a)(91)	Press release issued by PeopleSoft on March 19, 2004(22)
(a)(92)	Presentation given at PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(93)	Transcript of PeopleSoft’s 2004 Annual Meeting of Stockholders(22)
(a)(94)	Press release issued by PeopleSoft on March 25, 2004(22)
(a)(95)	Transcript of conference call held by PeopleSoft on January 29, 2004 (incorporated by reference to Exhibit 99.2 to PeopleSoft’s February 4, 2004 Form 8-K)(22)

Exhibit No.	Document

(a)(96)	Redacted version of the Cross-complaint filed by Oracle in the Superior Court of the State of California, County of Alameda(23)
(a)(97)	Press release issued by the Michigan Attorney General’s Office on April 7, 2004(23)
(a)(98)	Press release issued by the Ohio Attorney General’s Office on April 9, 2004(23)
(a)(99)	Excerpts from transcript of conference call held by PeopleSoft on April 22, 2004(24)
(a)(100)	Press release issued by PeopleSoft on May 14, 2004(25)
(a)(101)	Excerpts from transcript of PeopleSoft’s 2004 Leadership Summit News Conference held on May 18, 2004(25)
(a)(102)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(103)	Press release issued by PeopleSoft on May 26, 2004(26)
(a)(104)	Redacted version of the Amended Complaint for Declaratory and Injunctive Relief filed by Oracle and Pepper Acquisition Corp. in the Delaware Court of Chancery(31)
(a)(105)	E-mail sent to PeopleSoft employees on July 2, 2004(32)
(a)(106)	Press release issued by PeopleSoft on July 7, 2004(33)
(a)(107)	Transcript of conference call held by PeopleSoft on July 27, 2004 (incorporated by reference to Exhibit 99.1 to PeopleSoft’s August 2, 2004 Form 8-K)(34)
(a)(108)	Excerpts from transcript of the Adams Harkness Annual Summer Seminar held on August 4, 2004(34)
(a)(109)	Press release issued by PeopleSoft on September 9, 2004(35)
(a)(110)	Letter sent to PeopleSoft employees on September 9, 2004(35)
(a)(111)	Letter sent to PeopleSoft customers on September 9, 2004(36)
(a)(112)	Letter sent to PeopleSoft prospective clients on September 10, 2004(36)
(a)(113)	Excerpts from transcript of Connect 2004 keynote address(37)
(a)(114)	Excerpts from transcript of Connect 2004 media and analyst news conference(37)
(a)(115)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(116)	Press release issued by PeopleSoft on September 23, 2004(37)
(a)(117)	Press release issued by PeopleSoft on October 1, 2004(37)
(a)(118)	E-mail sent to PeopleSoft employees on October 18, 2004(41)
(a)(119)	Excerpts from transcript of conference call held by PeopleSoft on October 21, 2004(41)
(a)(120)	Press release issued by PeopleSoft on October 26, 2004(41)
(a)(121)	Press release issued by PeopleSoft on November 1, 2004(42)
(a)(122)	Press release issued by PeopleSoft on November 10, 2004(43)
(a)(123)	Transcript of conference call held by PeopleSoft on November 10, 2004(43)
(a)(124)	Letter sent to PeopleSoft employees on November 10, 2004(43)
(a)(125)	Letter sent to PeopleSoft customers on November 10, 2004(43)
(a)(126)	Press release issued by PeopleSoft on November 11, 2004(43)
(a)(127)	Investor presentation materials(43)
(a)(128)	Investor presentation materials(44)
(a)(129)	E-mail sent to PeopleSoft employees on November 15, 2004(44)
(a)(130)	Press release issued by PeopleSoft on November 16, 2004(44)
(a)(131)	Letter sent to Larry Ellison, Chief Executive Officer of Oracle Corporation, on November 18, 2004(45)
(a)(132)	E-mail sent to PeopleSoft employees on November 17, 2004(46)
(a)(133)	Press release issued by PeopleSoft on November 20, 2004(47)
(a)(134)	Press release issued by PeopleSoft on November 20, 2004(47)
(a)(135)	Letter sent to PeopleSoft employees on November 20, 2004(47)
(a)(136)	Letter sent to PeopleSoft customers on November 20, 2004(47)

Exhibit No.	Document

(a)(137)	Press release issued by PeopleSoft on November 24, 2004(48)
(a)(138)	Letter sent to PeopleSoft employees on November 24, 2004(48)
(a)(139)	Press release issued by PeopleSoft on December 10, 2004(49)
(a)(140)	Investor presentation materials (also previously filed under cover of Schedule 14A by PeopleSoft on December 7, 2004)(49)
(a)(141)	Press release issued by PeopleSoft on December 13, 2004 (incorporated by reference to exhibit 99.1 to PeopleSoft’s Current Report on Form 8-K, filed with the SEC December 13, 2004)(50)
(a)(142)	Joint letter from Oracle Corporation and PeopleSoft to PeopleSoft stockholders dated December 15, 2004(50)
(a)(143)	Opinion of Citigroup Global Markets Inc. dated December 12, 2004(50)
(a)(144)	Opinion of Goldman, Sachs & Co. dated December 12, 2004(50)
(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders(1)
(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999)(1)
(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001)(1)
(e)(4)	Executive Severance Policy — Executive Vice Presidents, effective as of January 1, 2003(8)
(e)(5)	Executive Severance Policy — Senior Vice Presidents, effective as of January 1, 2003(8)
(e)(6)	Terms of Customer Assurance Program (revised)(10)
(e)(6)(i)	Terms of Customer Assurance Program (replacement version) +(11)
(e)(7)	Form of letter sent to customers(11)
(e)(8)	Terms of Customer Assurance Program(11)
(e)(9)	Amendment No. 1 to the Bylaws of PeopleSoft (11)
(e)(10)	Terms of Customer Assurance Program (extension term) (12)
(e)(11)	Employment Agreement, dated January 30, 2004, by and between Craig Conway and PeopleSoft, Inc. (17)
(e)(12)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated February 20, 2004 relating to the 2004 Annual Meeting of Stockholders (22)
(e)(13)	Memorandum of understanding regarding settlement of stockholder class actions(26)
(e)(14)	Amendment to memorandum of understanding regarding settlement of stockholder class actions(27)
(e)(15)	White paper dated February 1, 2004(28)
(e)(16)	June 15, 2004 weblog postings(28)
(e)(17)	Second amendment to memorandum of understanding regarding settlement of stockholder class actions(28)
(e)(18)	Amended Executive Severance Policy — Executive Vice Presidents, amended as of June 14, 2004(29)
(e)(19)	Amended Executive Severance Policy — Senior Vice Presidents, amended as of June 14, 2004(29)
(e)(20)	June 16 and 17, 2004 weblog postings(29)
(e)(21)	Stipulation and Agreement of Compromise, Settlement and Release dated June 17, 2004(29)
(e)(22)	June 20, 21 and 23, 2004 weblog postings(30)
(e)(23)	June 26, 28 and 30, and July 1, 2004 weblog postings(31)
(e)(23)(a)	Chart referred to in the ‘The Government Rests‘ weblog posting(31)

Exhibit No.	Document

(e)(24)	July 2, 2004 weblog postings(32)
(e)(25)	Terms of Amended Customer Assurance Program approved July 6, 2004(32)
(e)(26)	July 20, and August 4, 2004 weblog postings(34)
(e)(27)	Addendum to Employment Contract between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.8 filed with PeopleSoft’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004)(34)
(e)(28)	Terms of Amended Customer Assurance Program approved October 11, 2004(38)
(e)(28)(a)	Terms of Amended Customer Assurance Program approved October 11, 2004 (corrected)(39)
(e)(29)	Separation Agreement and General Release, dated October 12, 2004, by and between Ram Gupta and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(30)	Retention Agreement, entered into on October 18, 2004, by and between Guy Dubois and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(31)	Separation Agreement, dated October 18, 2004, by and between Craig Conway and PeopleSoft, Inc. (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by PeopleSoft, Inc. on October 18, 2004)(40)
(e)(32)	Amended Executive Severance Policy — Presidents, Co-Presidents and Executive Vice Presidents, amended as of October 1, 2004 (incorporated by reference to Exhibit 10.8 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)(43)
(e)(33)	Amended Executive Severance Policy — Senior Vice Presidents, amended as of September 15, 2004 (incorporated by reference to Exhibit 10.9 to PeopleSoft’s Quarter Report on Form 10-Q for the Quarterly Period Ended September 30, 2004, filed with the SEC November 9, 2004)(43)
(e)(34)	Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder(50)
(e)(35)	Agreement and Plan of Merger dated as of December 12, 2004 among PeopleSoft, Oracle Corporation and Pepper Acquisition Corp.(50)
(e)(36)	Consulting Agreement dated as of December 6, 2004 by and between PeopleSoft and Aneel Bhusri(50)
(e)(37)	Confidentiality Agreement dated December 11, 2004, by and between PeopleSoft and Oracle Corporation(50)
(e)(38)	Termination of Consulting Agreement by and between PeopleSoft, Inc. and Aneel Bhusri (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by PeopleSoft, Inc. on December 28, 2004)(51)

(1)	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

(2)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

(3)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

(4)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

(5)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

(6)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

(7)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

(8)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

(9)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

(10)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 9 to Schedule 14D-9 filed with the SEC October 27, 2003.

†	This exhibit replaces and supersedes exhibit (e)(6), which previously was filed in error.

(11)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 11 to Schedule 14D-9 filed with the SEC November 17, 2003.

(12)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 12 to Schedule 14D-9 filed with the SEC November 19, 2003.

(13)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 13 to Schedule 14D-9 filed with the SEC December 5, 2003.

(14)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 14 to Schedule 14D-9 filed with the SEC December 15, 2003.

(15)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 15 to Schedule 14D-9 filed with the SEC December 19, 2003.

(16)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 16 to Schedule 14D-9 filed with the SEC January 13, 2004.

(17)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 17 to Schedule 14D-9 filed with the SEC February 3, 2004.

(18)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 18 to Schedule 14D-9 filed with the SEC February 4, 2004.

(19)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 19 to Schedule 14D-9 filed with the SEC February 9, 2004.

(20)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 20 to Schedule 14D-9 filed with the SEC March 4, 2004.

(21)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 21 to Schedule 14D-9 filed with the SEC March 15, 2004.

(22)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 22 to Schedule 14D-9 filed with the SEC March 29, 2004.

(23)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 23 to Schedule 14D-9 filed with the SEC April 13, 2004.

(24)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 24 to Schedule 14D-9 filed with the SEC April 28, 2004.

(25)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 25 to Schedule 14D-9 filed with the SEC May 20, 2004.

(26)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 26 to Schedule 14D-9 filed with the SEC May 27, 2004.

(27)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 27 to Schedule 14D-9 filed with the SEC June 14, 2004.

(28)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 28 to Schedule 14D-9 filed with the SEC June 16, 2004.

(29)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 29 to Schedule 14D-9 filed with the SEC June 18, 2004.

(30)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 30 to Schedule 14D-9 filed with the SEC June 28, 2004.

(31)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 31 to Schedule 14D-9 filed with the SEC July 2, 2004.

(32)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 32 to Schedule 14D-9 filed with the SEC July 7, 2004.

(33)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 33 to Schedule 14D-9 filed with the SEC July 7, 2004.

(34)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 34 to Schedule 14D-9 filed with the SEC August 12, 2004.

(35)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 35 to Schedule 14D-9 filed with the SEC September 9, 2004.

(36)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 36 to Schedule 14D-9 filed with the SEC September 10, 2004.

(37)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 38 to Schedule 14D-9 filed with the SEC October 5, 2004.

(38)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 39 to Schedule 14D-9 filed with the SEC October 12, 2004.

(39)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 40 to Schedule 14D-9 filed with the SEC October 12, 2004.

(40)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 41 to Schedule 14D-9 filed with the SEC October 18, 2004.

(41)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 42 to Schedule 14D-9 filed with the SEC October 29, 2004.

(42)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 43 to Schedule 14D-9 filed with the SEC November 2, 2004.

(43)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 44 to Schedule 14D-9 filed with the SEC November 12, 2004.

(44)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 45 to Schedule 14D-9 filed with the SEC November 18, 2004.

(45)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 46 to Schedule 14D-9 filed with the SEC November 18, 2004.

(46)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 47 to Schedule 14D-9 filed with the SEC November 18, 2004.

(47)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 48 to Schedule 14D-9 filed with the SEC November 22, 2004.

(48)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 49 to Schedule 14D-9 filed with the SEC November 26, 2004.

(49)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 50 to Schedule 14D-9 filed with the SEC December 10, 2004.

(50)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 51 to Schedule 14D-9 filed with the SEC December 15, 2004.

(51)	Previously filed as an exhibit to PeopleSoft’s Amendment No. 52 to Schedule 14D-9 filed with the SEC December 30, 2004.